Exhibit 99.1

Investor Relations

News from Aon

Aon Reports Second Quarter 2010 Results

Second Quarter Highlights

•                  Total revenue increased 1% to $1.9 billion with a decline in organic revenue of 1%

•                  EPS from continuing operations was $0.63 and adjusted EPS from continuing operations, excluding certain items, increased 7% to $0.81

•                  Brokerage revenue increased 1% to $1.6 billion with a decline in organic revenue of 1%

•                  Brokerage operating margin was 19.2% and the adjusted operating margin, excluding certain items, increased 200 basis points to 21.0%

•                  Consulting revenue increased 6% to $317 million with an increase in organic revenue of 2%

•                  Consulting operating margin was 14.2% and the adjusted operating margin, excluding certain items, decreased 20 basis points to 14.8%

•                  Repurchased 1.2 million shares of common stock for $50 million

•                  Subsequent to close of the quarter, announced the merger of Hewitt Associates, Inc. with Aon Consulting, creating a global leader in human capital solutions

CHICAGO, IL — July 30, 2010 - Aon Corporation (NYSE: AON) today reported results for the second quarter ended June 30, 2010.

Net income attributable to Aon stockholders was $153 million or $0.54 per share, compared to $149 million or $0.51 per share for the prior year quarter.  Net income attributable to Aon stockholders from continuing operations increased 22% to $179 million or $0.63 per share, compared to $147 million or $0.50 per share for the prior year quarter.  Net income per share attributable to Aon stockholders from continuing operations, excluding certain items, increased 7% to $0.81 compared to $0.76 for the prior year quarter.  Certain items that impacted second quarter results and comparisons with the prior year quarter are detailed in the reconciliation of non-GAAP measures on page 12 of this press release.

“Our second quarter results reflect strong operational performance in Brokerage and Consulting.  In Brokerage, our Americas business delivered a two percent increase in organic revenue highlighted by strong growth in Latin America and benefits related to the global risk insight platform.  Consulting delivered a two percent increase in organic revenue highlighted by strong growth in international health and benefits and compensation consulting.  On an adjusted basis, total operating margins increased 110 basis points, including a 200 basis point increase in Brokerage operating margins, and EPS from continuing operations increased seven percent,” said Greg Case, president and chief executive officer.  “Our GRIP platform, Aon Broking initiatives and restructuring programs are expected to deliver long-term growth and significant margin improvement in Brokerage.  In addition, we continue to make substantial investments across our firm, including the recently announced merger of Hewitt with Aon, which upon close, will substantially strengthen our position as the preeminent global professional services firm focused on risk and human capital solutions.”

SECOND QUARTER FINANCIAL SUMMARY

Total revenue increased 1% to $1.9 billion from the prior year quarter due to a 2% increase from acquisitions, primarily Allied North America, net of dispositions, and a 1% increase from foreign currency translation, partially offset by a 1% organic decline in commissions and fees and a 21% decline in fiduciary investment income.

Total operating expenses decreased 2% or $32 million to $1.6 billion due primarily to a $64 million decrease in restructuring related expenses and benefits related to the 2007 and Aon Benfield restructuring programs, partially offset by a non-cash charge to pension expense of $49 million and an estimated $10 million unfavorable impact from foreign currency translation.

Restructuring expenses were $31 million in the second quarter compared to $95 million in the prior year quarter.  Including the second quarter expenses, the Company has incurred 96% of the $905 million of total costs necessary to deliver savings under the 2007 and Aon Benfield restructuring programs.  An analysis of restructuring-related expenses by segment and type are detailed on page 13 of this release.

Restructuring savings in the second quarter related to the 2007 restructuring program are estimated at $113 million compared to $51 million in the prior year quarter.  Of the estimated restructuring savings in the second quarter, $95 million were related to the Brokerage segment primarily from workforce reductions.  Before any potential reinvestment of savings, the 2007 restructuring program is expected to deliver $536 million of annualized run-rate cost savings by the end of 2010.

Restructuring savings in the second quarter related to the Aon Benfield restructuring program are estimated at $24 million compared to $10 million in the prior year quarter.  Before any potential reinvestment of savings, the Benfield restructuring program is expected to deliver cumulative cost savings of $90-100 million in 2010 and $122 million in 2011.

Currency fluctuations in the second quarter favorably impacted adjusted net income from continuing operations by $0.02 per diluted share when the Company translates prior year quarter results at current quarter foreign exchange rates.

Effective tax rate on net income from continuing operations was 24.5% in the second quarter.  Excluding the impact of the 40% tax rate applied to the non-cash charge to pension expense of $49 million, the effective tax rate on net income from continuing operations in the second quarter was 27.5% compared to 27.1% in the prior year quarter. The company anticipates an underlying tax rate on continuing operations of 28% for 2010.

Average diluted shares outstanding decreased to 282.6 million in the second quarter compared to 292.7 million in the prior year quarter due primarily to the Company’s share repurchase program.  During the quarter, the Company repurchased 1.2 million shares of common stock for $50 million.  The company has approximately $165 million remaining under the share repurchase program previously authorized in 2005 and $2 billion under the share repurchase program previously authorized in 2010.

Discontinued Operations after-tax loss of $26 million is primarily related to the settlement of legacy litigation previously disclosed in the Company’s SEC filings.  The prior year quarter after-tax income of $2 million includes results for the run-off property and casualty insurance operations.

SECOND QUARTER SEGMENT REVIEW

Certain noteworthy items impacted operating income and operating margins in the second quarter of 2010 and 2009.  The second quarter segment reviews provided below include supplemental information related to organic revenue, adjusted operating income and operating margin which is described in detail on the “Reconciliation of Non-GAAP Measures - Organic Revenue” on page 11 and “Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share” on page 12 of this press release.

RISK AND INSURANCE BROKERAGE SERVICES

					Less:
(millions)	Second Quarter Ended			Less:	Acquisitions,
Commissions,	Jun 30,	Jun 30,	%	Currency	Divestitures,	Organic
Fees and Other	2010	2009	Change	Impact	Other	Revenue
Retail	$1,214	$1,186	2%	1%	2%	(1)%
Reinsurance	359	372	(3)	1	(1)	(3)
Subtotal	$1,573	$1,558	1%	1	1	(1)
Investment Income	14	19	(26)%
Total Revenue	$1,587	$1,577	1%

Risk and Insurance Brokerage Services total revenue increased 1% to $1.6 billion compared to the prior year quarter due to a 1% favorable impact from foreign currency translation on commissions and fees and a 1% increase from acquisitions, primarily Allied North America, net of dispositions, partially offset by a 1% organic decline in commissions and fees and a $5 million or 26% decline in fiduciary investment income.

Retail organic revenue declined 1% compared to the prior year quarter.  By geographic region in Retail, the Americas organic revenue increased 2% due to strong growth in Latin America and benefits related to the global risk insight platform (GRIP), partially offset by the impact of soft pricing and lower exposure units on the renewal book portfolio in U.S. Retail.  U.K. organic revenue decreased 6% due primarily to weak economic conditions and lower exposure units.  EMEA organic revenue decreased 3% due to weak economic conditions and lower exposure units in Continental Europe and Ireland, partially offset by modest growth in emerging markets.  APAC organic revenue increased 3% reflecting solid growth in Australia and New Zealand, partially offset by weak economic conditions in Japan and Thailand.  Reinsurance organic revenue decreased 3% due primarily to higher cedent retentions and soft pricing globally in treaty placements, partially offset by an increase in revenue from capital markets transactions.

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2010	2009	Change
Revenue	$1,587	$1,577	1%
Expenses
Compensation and benefits	909	932	(2)
Other expenses	373	444	(16)
Total operating expenses	1,282	1,376	(7)

Operating income	$305	$201	52%
Operating margin	19.2%	12.7%

Operating income - adjusted	$334	$300	11%
Operating margin - adjusted	21.0%	19.0%

Compensation and benefits for the second quarter decreased 2% or $23 million compared to the prior year quarter due primarily to a $42 million decrease in restructuring related costs and benefits related to the restructuring programs, partially offset by the inclusion of operating expenses related to recent acquisitions and a $4 million unfavorable impact from foreign currency translation.  Other expenses for the second quarter decreased 16% or $71 million from the prior year quarter due primarily to a $21 million decrease in restructuring related costs and benefits related to the restructuring programs, partially offset by a $3 million unfavorable impact from foreign currency translation and the inclusion of operating expenses related to recent acquisitions.

Second quarter operating income increased 52% to $305 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 11% or $34 million to $334 million and operating margin increased 200 basis points to 21.0% compared to the prior year quarter due primarily to benefits of the restructuring programs, partially offset by a decline in organic revenue and a $5 million or 26% decrease in investment income.

CONSULTING

(millions)	Second Quarter Ended			Less:	Less: Acquisitions,
Commissions,	Jun 30,	Jun 30,	%	Currency	Divestitures,	Organic
Fees and Other	2010	2009	Change	Impact	Other	Revenue
Services	$265	$251	6%	1%	3%	2%
Outsourcing	51	49	4	2	3	(1)
Subtotal	$316	$300	5%	1%	2%	2%
Investment Income	1	—	N/A
Total Revenue	$317	$300	6%

Consulting total revenue increased 6% to $317 million compared to the prior year quarter due primarily to a 2% organic increase in commissions and fees, 2% increase from acquisitions, primarily J.P. Morgan Compensation and Benefits Strategies, net of dispositions, and a 1% favorable impact from foreign currency translation. Organic revenue in Consulting Services increased 2% primarily reflecting strong growth in global compensation consulting and international health and benefits brokerage, partially offset by the impact of weak economic conditions on retirement consulting.  Organic revenue in Outsourcing declined 1% due to lower payroll counts impacting certain employee benefits and retirement outsourcing contracts.

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2010	2009	Change
Revenue	$317	$300	6%
Expenses
Compensation and benefits	194	184	5
Other expenses	78	75	4
Total operating expenses	272	259	5

Operating income	$45	$41	10%
Operating margin	14.2%	13.7%

Operating income - adjusted	$47	$45	4%
Operating margin - adjusted	14.8%	15.0%

Compensation and benefits for the second quarter increased 5% or $10 million from the prior year quarter including a $4 million increase from the inclusion of operating expenses related to recent acquisitions.  Other expenses increased 4% or $3 million from the prior year quarter including a $2 million increase from the inclusion of operating expenses related to recent acquisitions, partially offset by benefits related to the 2007 restructuring program.

Second quarter operating income increased 10% to $45 million.  Adjusting for certain items detailed on page 12 of this press release, operating income increased 4% or $2 million to $47 million and operating margin decreased 20 basis points to 14.8% versus the prior year quarter.

INCOME FROM CONTINUING OPERATIONS

	Second Quarter Ended
	Jun 30,	Jun 30,	%
(millions)	2010	2009	Change
Risk and Insurance Brokerage Services	$305	$201	52%
Consulting	45	41	10
Unallocated revenue	—	11	(100)
Unallocated expenses	(82)	(33)	148
Operating income from continuing operations before tax	$268	$220	22%
Interest income	4	2	100
Interest expense	(33)	(26)	27
Other income (expense)	5	14	(64)
Income from continuing operations before tax	$244	$210	16%

Unallocated revenue declined $11 million compared to the prior year quarter.  The prior year quarter reflected revenue related to the Company’s equity ownership in certain insurance investment funds acquired with Benfield.  Unallocated expenses increased $49 million to $82 million due primarily to a non-cash charge to pension expense of $49 million, which resulted from an adjustment to the market-related value of plan assets to properly reflect the merger of two U.S. pension plans in 1999.  Interest expense increased $7 million to $33 million due to an increase in the average rate on outstanding debt.  Other income was $5 million in the second quarter compared to $14 million in the prior year quarter.  The prior year quarter primarily included the recognition of a $5 million gain on the extinguishment of a portion of the Company’s trust preferred securities and gains related to the sales of certain businesses.

Conference Call and Webcast Details

The Company will host a conference call on Friday, June 30, 2010 at 7:30 a.m. central time.  Interested parties can listen to the conference call via a live audio webcast at www.aon.com.

About Aon

Aon Corporation (NYSE: AON) is a leading global provider of risk management services, insurance and reinsurance brokerage, and human capital consulting. Through its more than 36,000 colleagues worldwide, Aon delivers distinctive client value via innovative and effective risk management and workforce productivity solutions. Aon’s industry-leading global resources and technical expertise are delivered locally through more than 500 offices in more than 120 countries. Named the world’s best broker by Euromoney magazine’s 2008, 2009 and 2010 Insurance Survey, Aon also ranked highest on Business Insurance’s listing of the world’s largest insurance brokers based on commercial retail, wholesale, reinsurance and personal lines brokerage revenues in 2008 and 2009. A.M. Best deemed Aon the number one insurance broker based on brokerage revenues in 2007, 2008 and 2009, and Aon was voted best insurance intermediary, best reinsurance intermediary and best employee benefits consulting firm in 2007, 2008 and 2009 by the readers of Business Insurance. Visit http://www.aon.com for more information on Aon and http://www.aon.com/unitedin2010 to learn about Aon’s global partnership and shirt sponsorship with Manchester United.

Safe Harbor Statement

This communication contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors. Potential factors that could impact results include: the possibility that the expected efficiencies and cost savings from the proposed transaction will not be realized, or will not be realized within the expected time period; the ability to obtain governmental approvals of the merger on the proposed terms and schedule contemplated by the parties; the failure of stockholders of Hewitt Associates, Inc. (“Hewitt”) to approve the proposal to adopt the merger agreement; the failure of the stockholders of Aon Corporation (“Aon”) to approve the proposal to approve the issuance of shares of Aon common stock to Hewitt stockholders in the merger; the loss of key Aon or Hewitt employees following the merger; the risk that the Aon and Hewitt businesses will not be integrated successfully; disruption from the proposed transaction making it more difficult to maintain business and operational relationships with customers, partners and others; the possibility that the proposed transaction does not close, including, but not limited to, due to the failure to satisfy the closing conditions; general economic conditions in different countries in which Aon and Hewitt do business around the world; changes in global equity and fixed income markets that could affect the return on invested assets; fluctuations in exchange and interest rates that could impact revenue and expense; rating agency actions that could affect Aon’s ability to borrow funds; changes in the funding status of Aon’s various defined benefit pension plans and the impact of any increased pension funding resulting from those changes; Aon’s ability to implement restructuring initiatives and other initiatives intended to yield cost savings, and the ability to achieve those cost savings; the impact on risk and insurance services commission revenues of changes in the availability of, and the premium insurance carriers charge for, insurance and reinsurance products, including the impact on premium rates and market capacity attributable to catastrophic events; the outcome of inquiries from regulators and investigations related to compliance with the U.S. Foreign Corrupt Practices Act and non-U.S. anti-corruption laws; the impact of investigations brought by U.S. state attorneys general, U.S. state insurance regulators, U.S. federal prosecutors, U.S. federal regulators, and regulatory authorities in the U.K. and other countries; the impact of class actions and individual lawsuits including client class actions, securities class actions, derivative actions and ERISA class actions; the cost of resolution of other contingent liabilities and loss contingencies, including potential liabilities arising from error and omissions claims against Aon or Hewitt; the extent to which Aon and Hewitt retain existing clients and attract new businesses; the extent to which Aon and Hewitt manage certain risks created in connection with the various services, including fiduciary and advisory services, among others, that Aon and Hewitt currently provide, or will provide in the future, to clients; the impact of, and potential challenges in complying with, legislation and regulation in the jurisdictions in which Aon and Hewitt operate, particularly given the global scope of Aon’s and Hewitt’s businesses and the possibility of conflicting regulatory requirements across jurisdictions in which Aon and Hewitt do business; and the ability to realize the anticipated benefits to Aon of the Benfield merger.  Further information concerning Aon, Hewitt, and their business, including factors that potentially could materially affect Aon’s and Hewitt’s financial results, is contained in Aon’s and Hewitt’s filings with the Securities and Exchange Commission (the “SEC”).  See Aon’s and Hewitt’s Annual Reports on Form 10-K and Annual Reports to Stockholders for the fiscal years ended December 31, 2009 and September 30, 2009, respectively, and other public filings with the SEC for a further discussion of these and other risks and uncertainties applicable to our businesses. Neither Aon nor Hewitt undertakes, and each of them expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in their respective expectations, except as required by law.

Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy our securities or the solicitation of any vote or approval.  This communication is being made in respect of the proposed transaction involving Aon and Hewitt.  In connection with the proposed merger, Aon filed with the SEC a registration statement on Form S-4 that included a preliminary joint proxy statement of Aon and Hewitt that also constitutes a preliminary prospectus of Aon, and each of the companies may be filing with the SEC other documents regarding the proposed transaction. At the appropriate time, Aon and Hewitt will mail the definitive joint proxy statement/prospectus regarding the proposed merger to their respective stockholders. Before making any voting or investment decision, investors and stockholders are urged to read carefully in their entirety the definitive joint proxy statement/prospectus regarding the proposed transaction and any other relevant documents filed by either Aon or Hewitt with the SEC when they become available because they will contain important information about the proposed transaction.  You may obtain copies of all documents filed with the SEC regarding this transaction, free of charge, at the SEC’s website (www.sec.gov), by accessing Aon’s website at www.aon.com under the heading “Investor Relations” and then under the link “SEC Filings” and from Aon by directing a request to Aon at Aon Corporation, 200 E. Randolph Street, Chicago, Illinois 60601, Attention: Investor Relations, and by accessing Hewitt’s website at www.hewitt.com under the heading “Investor Relations” and then under the link “Reports & SEC Filings” and from Hewitt by directing a request to Hewitt at Hewitt Associates, Inc., 100 Half Day Road, Lincolnshire, Illinois 60069, Attention: Investor Relations.

Aon and Hewitt and their respective directors and executive officers and certain other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. You can find information about Aon’s directors and executive officers in its definitive proxy statement filed with the SEC on April 7, 2010. You can find information about Hewitt’s directors and executive officers in its definitive proxy statement filed with the SEC on December 16, 2009. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available. You can obtain free copies of these documents from Aon and Hewitt using the contact information above.

Explanation of Non-GAAP Measures

This communication includes supplemental information related to organic revenue and several additional measures including expenses, margins and income per share, that exclude the effects of restructuring charges and certain other noteworthy items that affected results for the comparable periods.  Organic revenue excludes from reported revenues the impact of foreign exchange, acquisitions, divestitures, transfers between business units, reimbursable expenses and unusual items.  The impact of foreign exchange is determined by translating last year’s revenue, expense or net income at this year’s foreign exchange rates.  Reconciliations are provided in the attached schedules.  Supplemental organic revenue information and additional measures that exclude the effects of the restructuring charges and certain other items do not affect net income or any other GAAP reported amounts.  Management believes that these measures are important to make meaningful period-to-period comparisons and that this supplemental information is helpful to investors.  They should be viewed in addition to, not in lieu of, the Company’s Consolidated Statements of Income.  Industry peers provide similar supplemental information regarding their performance, although they may not make identical adjustments.

#

Investor Contact:	Media Contact:
Scott Malchow	David Prosperi
Vice President, Investor Relations	Vice President, Global Public Relations
312-381-3983	312-381-2485

Aon Corporation

Consolidated Statements of Income (Unaudited)

	Second Quarter Ended			Six Months Ended
(millions except per share data)	June 30, 2010	June 30, 2009	Percent Change	June 30, 2010	June 30, 2009	Percent Change
Revenue
Commissions, fees and other	$1,883	$1,863	1%	$3,774	$3,684	2%
Fiduciary investment income	15	19	(21)	28	44	(36)
Total revenue	1,898	1,882	1	3,802	3,728	2

Expenses
Compensation and benefits	1,169	1,134	3	2,332	2,148	9
Other general expenses	461	528	(13)	929	994	(7)
Total operating expenses	1,630	1,662	(2)	3,261	3,142	4
Operating income	268	220	22	541	586	(8)

Interest income	4	2	100	5	9	(44)
Interest expense	(33)	(26)	27	(67)	(55)	22
Other income	5	14	(64)	12	13	(8)
Income from continuing operations before income taxes	244	210	16	491	553	(11)
Income taxes (1)	60	57	5	121	165	(27)
Income from continuing operations	184	153	20	370	388	(5)

Income (loss) from discontinued operations before income taxes	(41)	2	N/A	(39)	93	N/A
Income taxes (2)	(15)	—	N/A	(13)	41	N/A
Income (loss) from discontinued operations	(26)	2	N/A	(26)	52	N/A

Net income	158	155	2	344	440	(22)
Less: Net income attributable to the noncontrolling interests	5	6	(17)	13	11	18
Net income attributable to Aon stockholders	$153	$149	3%	$331	$429	(23)%

Net income (loss) attributable to Aon stockholders:
Income from continuing operations	$179	$147	22%	$357	$377	(5)%
Income (loss) from discontinued operations	(26)	2	N/A	(26)	52	N/A
Net income	$153	$149	3%	$331	$429	(23)%
Basic net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.64	$0.52	23%	$1.29	$1.32	(2)%
Income (loss) from discontinued operations	(0.09)	—	N/A	(0.10)	0.19	N/A
Net income	$0.55	$0.52	6%	$1.19	$1.51	(21)%

Diluted net income (loss) per share attributable to Aon stockholders:
Income from continuing operations	$0.63	$0.50	26%	$1.27	$1.29	(2)%
Income (loss) from discontinued operations	(0.09)	0.01	N/A	(0.09)	0.18	N/A
Net income	$0.54	$0.51	6%	$1.18	$1.47	(20)%

Weighted average common shares outstanding - diluted	282.6	292.7	(3)%	281.7	292.2	(4)%

(1)          Tax rate for continuing operations is 24.5% and 27.1% for the second quarters ended June 30, 2010 and 2009, respectively, and 24.7% and 29.8% for the six months ended June 30, 2010 and 2009, respectively.  The underlying tax rate on continuing operations for 2010 is approximately 28%.

(2)          Tax rate for discontinued operations is 34.6% and 34.9% for the second quarters ended June 30, 2010 and 2009, respectively, and 33.0% and 44.6% for the six months ended June 30, 2010 and 2009, respectively.

Aon Corporation

Revenue from Continuing Operations (Unaudited)

	Second Quarter Ended				Six Months Ended
(millions)	June 30, 2010	June 30, 2009	Percent Change	Organic Revenue (1)	June 30, 2010	June 30, 2009	Percent Change	Organic Revenue (1)
Commissions, Fees and Other
Risk and Insurance Brokerage Services	$1,573	$1,558	1%	(1)%	$3,147	$3,077	2%	(2)%
Consulting	316	300	5	2	638	608	5	—
Total Operating Segments	$1,889	$1,858	2%	(1)%	$3,785	$3,685	3%	(2)%

Fiduciary Investment Income
Risk and Insurance Brokerage Services	$14	$19	(26)%		$27	$43	(37)%
Consulting	1	—	N/A		1	1	—
Total Operating Segments	$15	$19	(21)%		$28	$44	(36)%

Total Revenue
Risk and Insurance Brokerage Services	$1,587	$1,577	1%		$3,174	$3,120	2%
Consulting	317	300	6		639	609	5
Unallocated	—	11	(100)		—	11	(100)
Intersegment	(6)	(6)	—		(11)	(12)	(8)
Total	$1,898	$1,882	1%		$3,802	$3,728	2%

(1)          Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.  Change in organic revenue, a non-GAAP measure, is reconciled to the corresponding U.S. GAAP percent change in revenue on page 11 of this release.

Aon Corporation

Segments (Unaudited)

Risk and Insurance Brokerage Services

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2010	June 30, 2009	Percent Change	June 30, 2010	June 30, 2009	Percent Change
Revenue
Commissions, fees and other	$1,573	$1,558	1%	$3,147	$3,077	2%
Fiduciary investment income	14	19	(26)	27	43	(37)
Total revenue	1,587	1,577	1	3,174	3,120	2

Expenses
Compensation and benefits	909	932	(2)	1,860	1,769	5
Other general expenses	373	444	(16)	752	827	(9)
Total operating expenses	1,282	1,376	(7)	2,612	2,596	1

Operating income	$305	$201	52%	$562	$524	7%

Operating margin	19.2%	12.7%		17.7%	16.8%

Consulting

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2010	June 30, 2009	Percent Change	June 30, 2010	June 30, 2009	Percent Change
Revenue
Commissions, fees and other	$316	$300	5%	$638	$608	5%
Fiduciary investment income	1	—	N/A	1	1	—
Total revenue	317	300	6	639	609	5

Expenses
Compensation and benefits	194	184	5	390	346	13
Other general expenses	78	75	4	155	152	2
Total operating expenses	272	259	5	545	498	9

Operating income	$45	$41	10%	$94	$111	(15)%

Operating margin	14.2%	13.7%		14.7%	18.2%

Total Operating Income

	Second Quarter Ended			Six Months Ended
(millions)	June 30, 2010	June 30, 2009	Percent Change	June 30, 2010	June 30, 2009	Percent Change
Risk and Insurance Brokerage Services	$305	$201	52%	$562	$524	7%
Consulting	45	41	10	94	111	(15)
Unallocated revenue	—	11	(100)	—	11	(100)
Unallocated expenses	(82)	(33)	148	(115)	(60)	92
Total operating income	$268	$220	22%	$541	$586	(8)%

Total operating margin	14.1%	11.7%		14.2%	15.7%

Aon Corporation

Reconciliation of Non-GAAP Measures - Organic Revenue (Unaudited)

	Second Quarter Ended
(millions) Commissions, Fees and Other	June 30, 2010	June 30, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)

Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$616	$574	7%	3%	2%	2%
United Kingdom	167	181	(8)	(1)	(1)	(6)
Europe, Middle East & Africa	291	308	(6)	(4)	1	(3)
Asia Pacific	140	123	14	10	1	3
Total Retail brokerage	1,214	1,186	2	1	2	(1)
Reinsurance brokerage	359	372	(3)	1	(1)	(3)
Total Risk and Insurance Brokerage Services	1,573	1,558	1	1	1	(1)
Consulting Segment:
Consulting services	265	251	6	1	3	2
Outsourcing	51	49	4	2	3	(1)
Total Consulting	316	300	5	1	2	2
Total Operating Segments	$1,889	$1,858	2%	1%	2%	(1)%

	Six Months Ended
(millions) Commissions, Fees and Other	June 30, 2010	June 30, 2009	Percent Change	Less: Currency Impact (1)	Less: Acquisitions, Divestitures & Other	Organic Revenue (2)

Risk and Insurance Brokerage Services Segment:
Retail brokerage
Americas	$1,103	$1,051	5%	3%	3%	(1)%
United Kingdom	288	297	(3)	2	(1)	(4)
Europe, Middle East & Africa	768	755	2	3	2	(3)
Asia Pacific	241	207	16	14	—	2
Total Retail Brokerage	2,400	2,310	4	4	2	(2)
Reinsurance brokerage	747	767	(3)	3	(2)	(4)
Total Risk and Insurance Brokerage Services	3,147	3,077	2	3	1	(2)
Consulting Segment:
Consulting services	540	514	5	3	1	1
Outsourcing	98	94	4	4	2	(2)
Total Consulting	638	608	5	3	2	—
Total Operating Segments	$3,785	$3,685	3%	3%	2%	(2)%

(1)   Currency impact is determined by translating last year’s revenue at this year’s foreign exchange rates.

(2)   Organic revenue excludes the impact of foreign exchange, acquisitions, divestitures, transfers, reimbursable expenses and unusual items.

Aon Corporation

Reconciliation of Non-GAAP Measures - Operating Income and Diluted Earnings Per Share (Unaudited) (1)

	Second Quarter Ended June 30, 2010				Six Months Ended June 30, 2010
(millions)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue	$1,587	$317	$(6)	$1,898	$3,174	$639	$(11)	$3,802

Operating income (loss) - as reported	$305	$45	$(82)	$268	$562	$94	$(115)	$541
Restructuring charges	29	2	—	31	98	9	—	107
Pension adjustment	—	—	49	49	—	—	49	49
Operating income (loss) - as adjusted	$334	$47	$(33)	$348	$660	$103	$(66)	$697

Operating margins - as adjusted	21.0%	14.8%	N/A	18.3%	20.8%	16.1%	N/A	18.3%

	Second Quarter Ended June 30, 2009				Six Months Ended June 30, 2009
(millions)	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total	Risk and Insurance Brokerage Services	Consulting	Unallocated Income & Expense	Total
Revenue	$1,577	$300	$5	$1,882	$3,120	$609	$(1)	$3,728

Operating income (loss) - as reported	$201	$41	$(22)	$220	$524	$111	$(49)	$586
Restructuring charges	92	3	—	95	132	6	—	138
Pension curtailment	4	1	—	5	(54)	(20)	(4)	(78)
Benfield integration costs	2	—	—	2	12	—	—	12
Anti-bribery and compliance initiatives	1	—	—	1	2	—	—	2
Operating income (loss) - as adjusted	$300	$45	$(22)	$323	$616	$97	$(53)	$660

Operating margins - as adjusted	19.0%	15.0%	N/A	17.2%	19.7%	15.9%	N/A	17.7%

	Second Quarter Ended		Six Months Ended
	June 30,		June 30,
(millions except per share data)	2010	2009	2010	2009
Operating income - as adjusted	$348	$323	$697	$660
Interest income	4	2	5	9
Interest expense	(33)	(26)	(67)	(55)
Other income	5	14	12	13
Income from continuing operations before income taxes - as adjusted	324	313	647	627
Income taxes (2)	89	86	169	176
Income from continuing operations - as adjusted	235	227	478	451
Less: Net income attributable to noncontrolling interests	5	6	13	11
Income from continuing operations attributable to Aon stockholders - as adjusted	$230	$221	$465	$440
Diluted earnings per share from continuing operations - as adjusted	$0.81	$0.76	$1.65	$1.51

Weighted average common shares outstanding - diluted	282.6	292.7	281.7	292.2

(1)         Certain noteworthy items impacting operating income in 2010 and 2009 are described in this schedule. The items shown with the caption “as adjusted” are non-GAAP measures.

(2)         The effective tax rate for continuing operations is 24.5% and 27.1% for the second quarters ended June 30, 2010 and 2009, respectively, and 24.7% and 29.8% for the six months ended June 30, 2010 and 2009, respectively (U.S. GAAP). Reconciling items are generally taxed at the effective tax rate. However, the second quarter and six months 2010 U.S. GAAP effective tax rate was adjusted to 27.5% and 26.1%, respectively, to exclude the impact of the 40% tax rate applied to the $49 million U.S. pension expense adjustment for prior years. In addition, the six months 2009 U.S. GAAP effective tax rate was adjusted to 28.0% to exclude the impact of the 40% tax rate applied to the $83 million U.S. pension curtailment gain.

Aon Corporation

Restructuring Plans (Unaudited) (1)

2007 Restructuring Plan

By Type:

	Actual
(millions)	Full Year 2007	Full Year 2008	Full Year 2009	Second Quarter 2010	Six Months 2010	Total to Date	Estimated Total
Workforce reduction	$17	$166	$251	$16	$73	$507	$509
Lease consolidation	22	38	78	7	13	151	152
Asset impairments	4	18	15	1	2	39	39
Other costs associated with restructuring	3	29	13	1	4	49	50
Total restructuring and related expenses	$46	$251	$357	$25	$92	$746	$750

By Segment:

Risk and Insurance Brokerage Services	$41	$234	$322	$23	$83	$680	$684
Consulting	5	17	35	2	9	66	66
Total restructuring and related expenses	$46	$251	$357	$25	$92	$746	$750

Benfield Restructuring Plan

By Type:

		Operations
(millions)	Purchase Price Allocation (2)	Full Year 2009	Second Quarter 2010	Six Months 2010	Total to Date	Estimated Total
Workforce reduction	$32	$38	$3	$8	$78	$96
Lease consolidation	22	14	2	5	41	49
Asset impairments	—	2	1	1	3	6
Other costs associated with restructuring	1	1	—	1	3	4
Total restructuring and related expenses	$55	$55	$6	$15	$125	$155

(1)          In the Consolidated Statements of Income, workforce reductions are included in “Compensation and benefits”;  lease consolidations, asset impairments, and other costs associated with restructuring are included in “Other general expenses”.

(2)   Represents costs associated with the execution of restructuring activity identified at the acquisition date (November 30, 2008).

Aon Corporation

Condensed Consolidated Statements of Financial Position

	As of
(millions)	June 30, 2010	December 31, 2009
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$260	$217
Short-term investments	474	422
Receivables, net	1,994	2,052
Fiduciary assets (1)	12,226	10,835
Other current assets	543	463
Total Current Assets	15,497	13,989
Goodwill	5,710	6,078
Intangible assets, net	753	791
Fixed assets, net	450	461
Investments	301	319
Other non-current assets	1,245	1,320
Total Assets	$23,956	$22,958

LIABILITIES AND EQUITY
Current Liabilities
Fiduciary liabilities	$12,226	$10,835
Short-term debt and current portion of long-term debt	370	10
Accounts payable and accrued liabilities	1,192	1,535
Other current liabilities	350	260
Total Current Liabilities	14,138	12,640
Long-term debt	1,601	1,998
Pension and other post employment liabilities	1,716	1,889
Other non-current liabilities	1,023	1,000
Total Liabilities	18,478	17,527
Total Aon Stockholders’ Equity	5,428	5,379
Noncontrolling interests	50	52
Total Equity	5,478	5,431
Total Liabilities and Equity	$23,956	$22,958

(1) Includes short-term investments:  2010 - $3,805, 2009 - $3,329.

Aon Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

	Six Months Ended
(millions)	June 30, 2010	June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$344	$440
Adjustments to reconcile net income to cash provided by operating activities:
(Gains) losses from sales of businesses, net	33	(94)
Depreciation of fixed assets	62	73
Amortization of intangible assets	56	45
Stock compensation expense	123	95
Deferred income taxes	(16)	3
Change in assets and liabilities:
Change in funds held on behalf of clients	633	113
Receivables, net	2	138
Accounts payable and accrued liabilities	(343)	(305)
Restructuring reserves	(18)	(3)
Current income taxes	46	75
Pension and other post employment liabilities	(41)	(320)
Other assets and liabilities	(9)	(163)
Cash Provided by Operating Activities	872	97

CASH FLOWS FROM INVESTING ACTIVITIES
Sales of long-term investments	77	16
Purchase of long-term investments	(15)	(17)
Net (purchases) sales of short-term investments - non-fiduciary	(79)	116
Net purchases of short-term investments - funds held on behalf of clients	(633)	(113)
Acquisition of businesses, net of cash acquired	(65)	(40)
Proceeds from sale of businesses	10	138
Capital expenditures	(71)	(53)
Cash Provided by (Used for) Investing Activities	(776)	47

CASH FLOWS FROM FINANCING ACTIVITIES
Purchase of treasury stock	(100)	(125)
Issuance of stock for employee benefit plans	81	89
Repayments of debt	(2)	(31)
Cash dividends to stockholders	(82)	(83)
Cash Used for Financing Activities	(103)	(150)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	50	(39)
Net Increase (Decrease) in Cash and Cash Equivalents	43	(45)
Cash and Cash Equivalents at Beginning of Period	217	582
Cash and Cash Equivalents at End of Period	$260	$537